UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 7, 2016 (November 2, 2016)

TORCHMARK CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-08052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)
3700 South Stonebridge Drive, McKinney, Texas 75070
(Address of principal executive offices)
Registrant’s telephone number, including area code: (972) 569-4000
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On November 2, 2016, pursuant to the By-Laws of Torchmark Corporation (the “Company”), the Board of Directors (the Board) of the Company voted to expand the number of directors to twelve persons and elected Steven P. Johnson to fill the newly created directorship. Mr. Johnson will serve for an initial term commencing on his November 2, 2016 election and ending at the beginning of the April 27, 2017 Annual Meeting of Shareholders. There were no understandings or arrangements pursuant to which Mr. Johnson was selected as a director. Having been determined by the Board to be “independent” pursuant to NYSE rules and additional Company criteria, Mr. Johnson was named to serve on the Audit Committee of the Board. Mr. Johnson is compensated for his service as a director pursuant to the Amended 2011 Non-Employee Director Compensation Plan (the Plan), a sub-plan of the Torchmark Corporation 2011 Incentive Plan. Pursuant to the Plan, he was awarded $100,000 of restricted stock upon his election to the Board, valued at the NYSE closing price of Company common stock on November 2, 2016. He will also receive an annual cash retainer of $90,000 (prorated for the period of his service) and an annual equity retainer allowing him to elect to receive $120,000 of restricted stock, restricted stock units or stock options (prorated for the period of his service). As a member of the Audit Committee, he will also receive an annual cash Audit Committee member retainer of $12,500 (prorated for the period of his service). There are no transactions or currently proposed transactions requiring disclosure pursuant to Item 404(a) of Regulation S-K involving Mr. Johnson.

Item 9.01    Financial Statement and Exhibits.

(a)	Financial statements of businesses acquired.
None.

(b)	Pro forma financial information.
None.

(c)	Shell company transactions.
None.

(d)	Exhibits.
None.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: November 7, 2016

/s/ Carol A. McCoy
Carol A. McCoy, Vice President, Associate Counsel and Corporate Secretary